Exhibit 99.1

I would like to address the many questions that have been directed to ECOS concerning our latest Press Release and the increased activity in our stock.

First, the impact is not the result of any kind of promotion on our part. We simply distributed the Press Release through our regular News Agency From there, if the story was picked up by other media; it is not of our doing.

Secondly, this to us represents the best example of the cliché of “instant success after years of hard work”.

During the past many years, we’ve spent millions to develop and perfect our technology. We had the technology tested by a number of independent labs, determining that our Nanotechnology can reduce diesel and other heavy oil consumption by up to 30%, reduce solid emissions by 98% as well as other harmful emissions by some 60%. We’ve also examined proposals and interviewed dozens of companies from all over the world for the use and distribution of our Nano Processing Unit (NPU) and the M-Fuel additive.

Our latest press release refers to the most serious and profitable proposal we’ve received so far, and EcoloCap is proposing to accept the offering. The “Standstill Period” we’re referring to in the News Release simply means that until that agreement, the result of three months of negotiations,  is completed and signed  by both parties, the parties are committed to one another and cannot accept other offers during that “standstill” period. This agreement is entered into for the protection of the parties while all the legal documents are put in place.